Exhibit 99.4

LETTER TO CLIENTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
COMPANIES, AND OTHER NOMINEES

Offer to Exchange Warrants to Acquire Shares of Common Stock
of
Westrock Coffee Company
for
Shares of Common Stock
of
Westrock Coffee Company
and
Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (EACH AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON September 26, 2024, OR SUCH LATER TIME AND DATE TO WHICH THE COMPANY MAY EXTEND THE OFFER. WARRANTS (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

August 28, 2024

To Our Clients:

Enclosed are the prospectus/offer to exchange, dated August 28, 2024 (as it may be amended and supplemented from time to time, the “Prospectus/Offer to Exchange”), and the related letter of transmittal and consent (as it may be amended and supplemented from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of Westrock Coffee Company, a Delaware corporation (the “Company”), to each holder of the Company’s outstanding warrants (collectively, the “warrants”) to purchase shares of the Company’s common stock, par value $0.01 per share (“common shares”), to receive 0.290 common shares in exchange for each warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until 5:00 p.m., Eastern Time, on September 26, 2024, or such later time and date to which the Company may extend the Offer. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”

The Offer is being made to all holders of our warrants, including the public warrants and the private placement warrants.

Each warrant entitles the holder to purchase one common share at a price of $11.50 per share, subject to adjustment pursuant to the Warrant Agreement (as defined below). The public warrants are quoted on The Nasdaq Global Market (the “Nasdaq”) under the symbol “WESTW.” As of August 27, 2024, a total of 17,118,063 public warrants and 2,026,046 private placement warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 5,551,792 common shares in exchange for all of our outstanding warrants.

Each holder whose warrants are exchanged pursuant to the Offer will receive 0.290 common shares for each warrant tendered by such holder and exchanged. Any warrant holder that participates in the Offer may tender less than all of its warrants for exchange.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our common shares on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered public warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of the warrants to amend (the “Warrant Agreement Amendment”) that certain amended and restated warrant agreement, dated as of August 25, 2022, by and between the Company and Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (the “Warrant Agreement”), to permit the Company to require that each public warrant or private placement warrant that is outstanding upon the closing of the Offer be exchanged for 0.261 common shares, which is a ratio 10% less than the exchange ratio applicable to the Offer.

Pursuant to the terms of the Warrant Agreement, the proposed Warrant Agreement Amendment requires the vote or written consent of holders of 50% of the outstanding public warrants to amend the Warrant Agreement with respect to the public warrants and 50% of the number of the outstanding private placement warrants to amend the Warrant Agreement with respect to the private placement warrants. Therefore, if holders of 50% of the outstanding public warrants consent to the Warrant Agreement Amendment, the Warrant Agreement Amendment will be adopted with respect to the public warrants, regardless of the percentage of private placement warrants that consent to the Warrant Agreement Amendment. Similarly, if holders of 50% of the outstanding private placement warrants consent to the Warrant Agreement Amendment, the Warrant Agreement Amendment will be adopted with respect to the private placement warrants, regardless of the percentage of public warrants that consent to the Warrant Agreement Amendment.

Parties representing approximately 48.8% of the outstanding public warrants and 95.0% of the outstanding private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and consent to the Warrant Agreement Amendment in the Consent Solicitation pursuant to a tender and support agreement. Accordingly, if holders of an additional approximately 1.2% of the outstanding public warrants consent to the Warrant Agreement Amendment, and the other conditions described in the Prospectus/Offer to Exchange are satisfied or waived, then the Warrant Agreement Amendment will be adopted with respect to the public warrants. With respect to the private placement warrants, because holders of approximately 95.0% of the outstanding private placement warrants have agreed to consent to the Warrant Agreement Amendment, if the other conditions described in the Prospectus/Offer to Exchange are satisfied or waived, then the Warrant Agreement Amendment will be adopted with respect to the private placement warrants.

Holders of warrants may not consent to the Warrant Agreement Amendment without tendering warrants in the Offer and holders may not tender such warrants without consenting to the Warrant Agreement Amendment. The consent to the Warrant Agreement Amendment is a part of this Letter of Transmittal and Consent relating to the warrants and, therefore, by tendering warrants for exchange, holders will be delivering to us their consent to the Warrant Agreement Amendment. Warrant holders may revoke consent at any time prior to the Expiration Date by withdrawing the warrants holders have tendered in the Offer.

Warrants not exchanged for common shares pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Agreement Amendment is approved. If the Warrant Agreement Amendment is approved with respect to a designation of warrants, the Company intends to require the exchange of all outstanding warrants of such designation for common shares as provided in the Warrant Agreement Amendment.

THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL.

Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal and Consent, to cause your warrants to be tendered for exchange pursuant to the Offer and provide consent to the Warrant Agreement Amendment.

On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.290 common shares for each warrant so tendered.

We are the owner of record of warrants held for your account. As such, only we can exchange and tender your warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to exchange and tender warrants we hold for your account, nor to provide consent to the Warrant Agreement Amendment.

Please instruct us as to whether you wish us to tender for exchange any or all of the warrants we hold for your account, on the terms and subject to the conditions of the Offer.

Please note the following:

(1)            Your warrants may be exchanged at the exchange rate of 0.290 common shares for every one of your warrants properly tendered for exchange.

(2)            The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. In particular, please see “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation” in the Prospectus/Offer to Exchange.

(3)            By tendering your warrants for exchange, you are concurrently consenting to the Warrant Agreement Amendment. You may not consent to the Warrant Agreement Amendment without tendering your warrants in the Offer and you may not tender your warrants without consenting to the Warrant Agreement Amendment.

(4)            The Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on September 26, 2024, or such later time and date to which the Company may extend the Offer.

If you wish to have us tender any or all of your warrants for exchange pursuant to the Offer and Consent Solicitation, please so instruct us by completing, executing, detaching, and returning to us the attached Instructions Form. If you authorize us to tender your warrants, we will tender for exchange all of your warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on September 26, 2024, or such later time and date to which the Company may extend the Offer.

Both the audit and finance committee of the Company’s board of directors and the Company’s board of directors, in each case, with only directors disinterested in the transaction participating, have approved the Offer and Consent Solicitation. However, neither the Company nor any of its management, its board of directors nor any committee thereof, the dealer manager, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and Consent Solicitation. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, and should consult your own investment and tax advisors. You must decide whether to have your warrants exchanged and, if so, how many warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

For additional information call the information agent, D. F. King & Co., Inc.: (800) 829-6554 or by email at WESTW@dfking.com.

Instructions Form
Offer to Exchange Warrants to Acquire Shares of Common Stock
of
Westrock Coffee Company
for
Shares of Common Stock
of
Westrock Coffee Company
and
Consent Solicitation

The undersigned acknowledges receipt of your letter and the enclosed prospectus/offer to exchange dated August 28, 2024 (the “Prospectus/Offer to Exchange”), and the related letter of transmittal and consent (as it may be amended and supplemented from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of Westrock Coffee Company, a Delaware corporation (the “Company”), to each holder of the Company’s outstanding warrants to purchase the Company’s common stock, par value $0.01 per share (“common stock”).

The undersigned hereby instructs you to tender for exchange the number of warrants indicated below or, if no number is indicated, all warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

By participating in the Offer, the undersigned acknowledges that: (i) the Offer and Consent Solicitation are made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent; (ii) upon and subject to the terms and conditions set forth in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent, warrants properly tendered and accepted and not validly withdrawn constitute the undersigned’s validly delivered consent to the Warrant Agreement Amendment; (iii) the Offer will be open until 5:00 p.m., Eastern Time, on September 26, 2024, or such later time and date to which the Company may extend the Offer (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iv) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended, or terminated by the Company as provided in the Prospectus/Offer to Exchange; (v) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (vi) the future value of the common shares and the warrants is unknown and cannot be predicted with certainty; (vii) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

Number of warrants to be exchanged by you for the account of the undersigned: ________

*	No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the common shares on The Nasdaq Global Market on the last trading day of the Offer Period, less any applicable withholding taxes. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

**	Unless otherwise indicated it will be assumed that all warrants held by us for your account are to be exchanged.

**
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